UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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RAYMOND JAMES FINANCIAL, INC.

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RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 21, 2013

To the Shareholders of Raymond James Financial, Inc.:

The annual meeting of shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 21, 2013 at 4:30 p.m. for the following purposes:

1.	To elect ten nominees to our Board of Directors.
2.	To ratify the appointment by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm.
3.	To approve an advisory (non-binding) resolution on the Company’s executive compensation.

Shareholders of record as of the close of business on December 14, 2012 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.

By order of the Board of Directors,
/s/ PAUL L. MATECKI
Paul L. Matecki, Secretary

January 18, 2013

YOUR VOTE IS IMPORTANT TO US, since brokers can no longer vote on your behalf for the election of directors or on executive compensation matters without your instructions. If you do not expect to attend the meeting in person, please vote on the matters to be considered at the meeting by completing the enclosed proxy and mailing it promptly in the enclosed envelope, or by telephone or internet vote.

Important Notice Regarding the Availability of Proxy Materials
For the Shareholder Meeting to be held on February 21, 2013

The proxy statement, proxy card and 2012 annual report to shareholders are available at
www.RaymondJames.com under “Our Company — Investor Relations — Shareholders’ Meeting”

The annual meeting of shareholders of Raymond James Financial, Inc. will be held on February 21, 2013 at 4:30 p.m. at our offices at 880 Carillon Parkway, St. Petersburg, Florida.

The matters intended to be acted upon are:

1.	To elect ten nominees to our Board of Directors.
2.	To ratify the appointment by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm.
3.	To approve an advisory (non-binding) resolution on the Company’s executive compensation.

The Board of Directors recommends voting in favor of the nominees listed in the proxy statement, for ratification of the appointment of KPMG LLP, and for approval of the advisory (non-binding) resolution on executive compensation.

The following proxy materials are being made available at the website location specified above.

1.	The proxy statement for the 2013 annual meeting of shareholders;
2.	The 2012 annual report to shareholders;
3.	The form of proxy card being distributed to shareholders in connection with the 2013 annual meeting of shareholders.

Control/identification numbers are contained in the proxy materials accompanying this notice.

To obtain directions to attend the annual meeting and vote in person at our headquarters, you may visit our website at www.raymondjames.com/shareholders or you may contact the Corporate Secretary at (727) 567-5185.

If the form of proxy is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

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Page
Proxy Statement	1
Shareholders Sharing the Same Last Name and Address	2
Electronic Access to Corporate Governance Documents	2
Electronic Access to Proxy Materials and Annual Report; Internet Voting	2
Shareholders Entitled to Vote and Principal Shareholders	3
Proposal 1: Election of Directors	5
Information Regarding Board and Committee Structure	12
Director Compensation	13
Director Compensation for Fiscal Year Ended September 30, 2012	14
Section 16(a) Beneficial Ownership Reporting Compliance	15
Report of the Audit Committee of the Board of Directors	15
Compensation Discussion and Analysis	17
Summary Compensation Table	30
Grants of Plan Based Awards for Fiscal Year Ended September 30, 2012	32
Outstanding Equity Awards at Fiscal Year Ended September 30, 2012	33
Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2012	34
Nonqualified Deferred Compensation	35
Other Arrangements with Chief Executive Officers	36
Transactions with Related Persons	37
Equity Compensation Plan Information	39
Proposal 2: To Ratify the Appointment by the Audit Committee of our Board of Directors of KPMG LLP as our Independent Registered Public Accounting Firm	41
Fees Paid to Independent Registered Public Accounting Firm	41
Proposal 3: To Approve an Advisory (Non-binding) Resolution on the Company’s Executive Compensation	42
Shareholder Proposals and Other Matters	44

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PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (“we,” “our,” “us,” “RJF” or sometimes the “Company”) for the Annual Meeting of Shareholders to be held on February 21, 2013 at 4:30 p.m., or any adjournment thereof. These proxy materials are expected to be mailed out on or about January 31, 2013, to all shareholders entitled to vote at the meeting.

If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Annual Meeting by submitting a later dated proxy to our Corporate Secretary, or delivering a written notice of revocation to our Corporate Secretary, at Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, Florida, 33716. If you hold shares through a bank, broker or other holder of record, you must contact that entity to revoke any prior voting instructions.

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter. Each of the ten nominees for election as director must receive more votes cast “for” such nominee’s election than cast “against” such nominee’s election in order to be elected in uncontested director elections. Ratification of the appointment of our independent registered public accounting firm and approval of Proposal 3 or other business that may properly come before the meeting will each require that the votes cast favoring the action exceed the votes cast opposing the action. Because your vote on Proposal 3 is advisory, the results of that vote will not be binding on the Board. However, the Company’s Corporate Governance, Nominating and Compensation Committee (the “CGN&C Committee”) will take into account the outcome of the vote when considering future executive compensation arrangements.

For election of directors, abstentions and broker non-votes do not affect whether a nominee has received sufficient votes to be elected. For the purpose of determining whether the shareholders have approved matters other than the election of directors, abstentions and broker non-votes do not have the same effect as a negative vote. Shares represented at the Annual Meeting in person or by proxy are counted for quorum purposes, even if they are not voted on any matter. Please note that brokers that have not received voting instructions from their customers may vote their customers’ shares on the ratification of KPMG LLP as our independent registered public accounting firm, but not on the election of directors and Proposal 3.

A copy of our 2012 annual report is being furnished to each shareholder together with this proxy statement. All proxy solicitation costs will be paid by us.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that certain banks and brokerage firms sent to certain shareholders, shareholders who share the same last name and address are receiving only one copy of our annual report and proxy statement, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a household mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please contact the Corporate Secretary at (727) 567-5185 or write to him care of Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have accounts containing Raymond James Financial stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives and help preserve our natural resources, you may want to take advantage of our electronic access program. See “Electronic Access to Proxy Materials and Annual Report; Internet Voting”.

ELECTRONIC ACCESS TO CORPORATE GOVERNANCE DOCUMENTS

We also make available on our Internet site at www.raymondjames.com under “Our Company — Investor Relations — Corporate Governance” a number of our corporate governance documents. These include: our Corporate Governance Principles, the charters of the Audit Committee and the CGN&C Committee of the Board of Directors, the Senior Financial Officers’ Code of Ethics, the Codes of Ethics for Employees and the Board of Directors and our Compensation Recoupment Policy. Printed copies of these documents will be furnished to any shareholder who requests them. Contact the Corporate Secretary at (727) 567-5185. The information on our Internet site is not incorporated by reference into this proxy statement.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT; INTERNET VOTING

This notice of Annual Meeting and proxy statement and the 2012 annual report are available on our Internet site. If you are a shareholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote over the Internet. If you hold your shares through a bank, broker or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports electronically in lieu of receiving copies and how to vote your shares over the Internet. Opting to access your proxy materials online saves us the cost of producing and mailing these materials to your home or office and gives you an automatic link to the proxy voting site.

Most shareholders of record have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

SHAREHOLDERS ENTITLED TO VOTE
AND
PRINCIPAL SHAREHOLDERS

Shareholders of record at the close of business on December 14, 2012 will be entitled to notice of, and to vote at, the Annual Meeting. As of December 14, 2012, there were 138,969,393 shares of common stock outstanding and entitled to vote. Shareholders are entitled to one vote per share on all matters.

The following table sets forth, as of December 14, 2012, information regarding the beneficial ownership of our common stock by each person known by us to own beneficially more than five percent of the shares of our common stock, each director, our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (those five executive officers are listed in the “Summary Compensation Table” and are collectively referred to as the “Named Executive Officers”), and all directors and executive officers as a group.

Name	Beneficially Owned Shares		Percent of Class
Thomas A. James, Executive Chairman, Director	16,366,357	(1)(2)	11.78%
Shelley G. Broader, Director	3,500	(3)(4)	*
Francis S. Godbold, Vice Chairman, Director	201,288	(1)	*
H. William Habermeyer, Jr., Director	3,550	(4)	*
Chet Helck, EVP – RJF, CEO of Global Private Client Group – RJF (5), Director	228,625	(1)(6)	*
Gordon L. Johnson, Director	1,050	(4)	*
Jeffrey P. Julien, CFO, Executive Vice President	96,178	(1)(7)	*
Paul C. Reilly, CEO, Director	242,637	(1)(8)	*
Robert P. Saltzman, Director	6,000	(4)(9)	*
Hardwick Simmons, Director	45,406	(4)	*
Susan N. Story, Director	6,000	(4)(10)	*
John C. Carson, Jr., President – RJF, Head of Fixed Income; CEO – MK	0	(11)	*
Dennis W. Zank, COO – RJF, CEO – RJA (5)	243,731	(1)(12)	*
All Executive Officers and Directors as a Group (21 persons)	17,793,940	(1)(4)(13)	12.80%

*	Less than one percent.
(1)	Includes shares credited to Employee Stock Ownership Plan accounts.
(2)	Includes 711,305 shares owned by the Helen James Minck Trust, for which Thomas A. James serves as successor trustee and in which Thomas A. James disclaims beneficial interest except to the extent of his pecuniary interest. Includes shares held by two trusts, of which he is not a beneficiary: 1,325,508 shares owned by the Robert A. James Irrevocable Trust and 121,931 shares owned by the James' Grandchildren's Trust, for both of which Thomas A. James serves as trustee, and both of which have as beneficiaries other James family members. Thomas A. James disclaims any beneficial interest in these two trusts.

(3)	Includes 2,500 outstanding stock options that are exercisable as of or within 60 days from December 14, 2012.
(4)	Each of the outside directors hold 4,000 restricted stock units (“RSUs”) that vest 60% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 20% on the fifth anniversary of the grant date. Those RSUs are not included in the share numbers in the “beneficially owned shares” column.
(5)	Titles effective January 1, 2012.
(6)	Includes 30,000 outstanding stock options that are exercisable as of or within 60 days from December 14, 2012.
(7)	Includes 31,500 outstanding stock options that are exercisable as of or within 60 days from December 14, 2012 and 32,453 shares of common stock held in a margin account.
(8)	Includes 20,000 outstanding stock options that are exercisable as of or within 60 days from December 14, 2012 and 76,497 shares of common stock pledged as collateral for a line of credit from an unaffiliated third party as of December 14, 2012. Mr. Reilly has never borrowed on that line of credit and these pledged shares were released from the collateral securing the line on December 21, 2012.
(9)	Includes 5,000 outstanding stock options that are exercisable as of or within 60 days from December 14, 2012 and 1,000 shares of common stock held in a margin account.
(10)	Includes 2,500 outstanding stock options that are exercisable as of or within 60 days from December 14, 2012.
(11)	Mr. Carson joined the Company on April 2, 2012 upon the acquisition of Morgan Keegan & Company, Inc. and MK Holding, Inc. (“MK” or “Morgan Keegan”).
(12)	Includes 30,000 outstanding stock options that are exercisable as of or within 60 days from December 14, 2012.
(13)	Includes 151,800 outstanding stock options that are exercisable as of or within 60 days from December 14, 2012. This number of beneficially owned shares also includes 33,453 shares of common stock held in margin accounts and 76,497 shares of common stock pledged as collateral for a line of credit from an unaffiliated third party as of December 14, 2012.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors presently consists of six independent directors and four affiliated directors. All of the current members of the Board of Directors have been proposed for re-election by the CGN&C Committee of the Board of Directors.

The ten directors to be elected are to hold office until the Annual Meeting of Shareholders in 2014 and until their respective successors shall have been elected. All of the nominees were elected by the shareholders on February 23, 2012, to serve as our directors until the Annual Meeting of Shareholders in 2013.

It is intended that proxies received will be voted to elect the nominees named below. Should any nominee decline or be unable to accept such nomination to serve as a director due to events that are not presently anticipated, discretionary authority may be exercised by the holder of the proxies to vote for a substitute nominee.

On November 29, 2012, the Board of Directors amended our By-Laws to provide for a majority voting standard for uncontested elections of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. If the director election is not an uncontested election, then directors are elected by a plurality of the votes cast. To address the “holdover” director situation under the Florida Business Corporation Act pursuant to which a director remains on the Board of Directors until his or her successor is elected and qualified, our Board of Directors also amended our Corporate Governance Principles on November 29, 2012 to require each incumbent nominee to submit an irrevocable contingent resignation letter prior to the mailing of the proxy statement for an annual meeting at which the nominee’s candidacy will be considered. If the nominee does not receive more votes cast “for” than “against” their election, the CGN&C Committee will recommend to the Board of Directors that it accept the nominee’s contingent resignation, unless it determines that acceptance of the resignation would not be in the interest of the Company or its shareholders. The Board of Directors will decide whether to accept or reject the contingent resignation at its next regularly scheduled meeting, but in no event later than 120 days following certification of the election results. The Board of Directors’ decision and its reasons will be promptly disclosed in a periodic or current report filed with the U.S. Securities and Exchange Commission (the “SEC”).

The Board of Directors strives to ensure diversity of representation among its members. Of the ten director nominees, two are women and one is African-American. Increasing diversity is a priority, and when considering prospects for possible recommendation to the Board of Directors, the CGN&C Committee reviews available information about the prospects, including gender, race and ethnicity, as well as experience, qualifications, attributes and skills.

Under the Company’s Corporate Governance Principles, Mr. Simmons would normally have retired from the Board at this annual meeting, as he turned 72 in June 2012. That provision was waived by the Board of Directors as is permitted by those principles.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF
THE FOLLOWING NOMINEES:

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Shelley G. Broader*	48	President and Chief Executive Officer of Walmart Canada Corp. since September 2011. Since 2011, Director of Wal-Mart de México, which is publicly traded on the Mexican stock exchange. Former Chief Merchandising Officer of Walmart Canada Corp. from December 2010 to September 2011. Former Senior Vice President, Sam’s Club, a division of Wal-Mart Stores, Inc. from 2009 to 2010. Former President and Chief Operating Officer, Michaels Stores, Inc. from 2008 to 2009. President and Chief Executive Officer, Sweetbay Supermarket, a division of Kash n’ Karry Food Stores, Inc., from 2006 to 2008. President and Chief Executive Officer, Kash n’ Karry Food Stores, Inc. from 2003 to 2006. From 1991 to 2003, positions of increasing management responsibility at Hannaford Bros. Co., culminating in Senior Vice President, Business Strategy, Marketing and Communications. Prior financial service industry experience includes Massachusetts Financial Services Company and Assistant Vice President at First Albany Corporation. Member of The Retail Council of Canada and Catalyst Canada. Trustee, St. Leo University. Ms. Broader brings to our Board a current retail consumer marketing perspective from outside the financial services industry coupled with a degree of financial services experience early in her career. That perspective provides us with current insights into marketing to the younger segment of the population, which we expect to become more useful to us as those individuals’ need for financial services increases with their wealth and age. In addition, she has had full profit and loss responsibility for significant operations of both public and private companies over the last several years, including her current position at Walmart Canada Corp. Member of the Audit Committee.	2008
Francis S. Godbold	69	Vice Chairman of Raymond James Financial, Inc. (“RJF”) since 2002. Director and Officer of various affiliated entities, including serving as a director of Raymond James Bank, N.A. (“RJ Bank”) and a member of its Executive Loan committee. Trustee of Georgia Tech Foundation, Inc. from June 2003 to June 2011 and Trustee Emeritus since June 2011. Mr. Godbold brings 43 years of management experience at our Company, including 15 years of service as President of the Company, capital market transaction experience in both favorable and difficult markets, significant stock ownership and an enduring commitment to our Company.	1977

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
H. William Habermeyer, Jr.*	70	Director, Southern Company since 2007. Director, Biltmore Farms, LLC since 2007. Director, USEC, Inc. since 2008. Former President and CEO, Progress Energy Florida from 2000 to 2006. Vice President, Carolina Power & Light from 1993 to 2000. U.S. Navy from 1964 to 1992 — retired a Rear Admiral. Mr. Habermeyer had a 42 year career involving managing in large, complex organizations, extensive familiarity with the challenges of operating a business in a highly regulated environment, and experience as a public company CEO. Member of the Audit Committee.	2003
Chet Helck	60	Effective January 1, 2012, Mr. Helck became Executive Vice President of RJF and Chief Executive Officer of RJF’s Global Private Client Group. Prior to that, Mr. Helck was Chief Operating Officer of RJF from 2002 to 2011. President of RJF from 2002 to April 2009. Executive Vice President of Raymond James Financial Services, Inc. (“RJFS”), our wholly owned subsidiary, from 1999 to 2002. Senior Vice President, RJFS from 1997 to 1999. Director of RJFS, Raymond James & Associates, Inc. (“RJA”), Raymond James Ltd. (“RJ Ltd.”), our wholly owned Canadian subsidiary (formerly Goepel McDermid Inc., a Canadian brokerage firm), and Raymond James Investment Services Limited, our wholly owned broker dealer and financial services subsidiary located in London. Director since 2003, named Chair-Elect in November 2011 and current Chairman of the Board of Directors, since July 2012, of Securities Industry and Financial Markets Association (formerly Securities Industry Association). Mr. Helck has over 29 years in the financial services industry in escalating positions of responsibility and management, 23 of which have been at our Company, extensive background in sales and marketing to retail customers, a broad perspective on the financial services industry from his trade association participation, experience dealing with regulatory and compliance issues as well as the challenges presented in managing a widespread sales force.	2003

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Thomas A. James	70	Chairman of the Board of RJF since 1983, having also served as Chief Executive Officer from 1970 to April 30, 2010. As Chief Executive Officer, Mr. James chaired the Company’s Operating Committee (now known as the Executive Committee), the monthly financial review and the budget process. As Executive Chairman, Mr. James still participates in those activities. Mr. James continues to chair RJF’s Compliance and Standards Committee. Mr. James has been active in the Financial Services Roundtable since 2000, and served as its Chairman in 2007. He is a former Chairman of The Florida Council of 100 and a former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). As our former Chief Executive Officer and current Executive Chairman, Mr. James’ more than 40 years of service to the Company as CEO brings to the board a unique understanding of our businesses and the financial services industry as well as the perspective of an entrepreneur who led the building of our Company, which his father founded. His paternal commitment to the Company, including his large stock ownership position, means he is strongly aligned with the interests of shareholders. He has been a certified financial planner since 1978. As CEO, he exercised direct oversight of our chief financial officer. Mr. James serves on the board of Cora Health Services, Inc. and was a director of OSI Restaurant Partners, Inc. from 2002 to 2008. During his career, he served on the boards of seven other companies.	1963
Gordon L. Johnson*	55	President of Highway Safety Devices, Inc., a 150-employee company that installs and repairs signalization, guardrails, signage and street lighting related to municipal roadway projects; Director, RJ Bank since May 1, 2007; Director, AvMed, Inc., the largest Florida non-profit health plan since December 2008; Director, Florida Transportation Builders Association since June 2007; banking manager and executive for 23 years, including 20 with Bank of America and its predecessors; CEO of Stonegate Partners, LLC, a financial buyout firm, from 2002 to 2004. Mr. Johnson brings 23 years of experience with unaffiliated banks and five years as a director of RJ Bank to the parent board at a time when RJ Bank has become a significant segment of the overall company. He also brings the perspective of an entrepreneur and consumer of business related financial services. Member of the CGN&C Committee.	2010

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Paul C. Reilly	58	Chief Executive Officer of RJF since May 1, 2010. Prior to that he was President of RJF from May 1, 2009 to April 30, 2010. Former Executive Chairman, Korn Ferry International from July 1, 2007 to April 30, 2009. Chairman and Chief Executive Officer, Korn Ferry International from 2001 to 2007. Chief Executive Officer, KPMG International from 1998 to 2001. Prior to being named to that position, he was Vice Chairman, Financial Services of KPMG LLP, the United States member firm of KPMG International. Mr. Reilly is a member of The Florida Council of 100, Director of United Way Suncoast and member of The University of Notre Dame Business Advisory Council. Mr. Reilly’s prior experience as chief executive officer of two complex and global organizations, one of which was a public company, combined with his background as a CPA and financial services consultant, brings a perspective to the board beyond the financial services industry, while his previous service on our board provides continuity with prior senior management.	2006
Robert P. Saltzman*	70	Since retiring as President and Chief Executive Officer of Jackson National Life Insurance Company in 2001, Mr. Saltzman has managed his personal investments, occasionally consulted with parties unaffiliated with the Company on life insurance matters and assisted a family member in connection with the purchase and financing of a private company in which he now is an investor. Mr. Saltzman was a director of WNC First Corporation, a privately held property and casualty insurance underwriter, from November 2004 to June 2011. He also served as a Director and Audit Committee Chairman of Enhance Financial Services, a New York Stock Exchange (“NYSE”) listed company, from 1998 until its acquisition in March, 2001. Mr. Saltzman serves as a Life Trustee of Northwestern University. Mr. Saltzman’s 37 year career in the financial services industry included chief executive officer positions at major life insurers. In that role he also oversaw bank and broker-dealer affiliates as well as full service asset management companies and thus he has experience in the management of large, complex organizations that are also subject to extensive regulation. Thus, Mr. Saltzman’s experience correlates very well with the role of a company director. Chair of the CGN&C Committee.	2007

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Hardwick Simmons*	72	Director, Lions Gate Entertainment Corp. since 2005. Director of two privately held companies, Stonetex Oil Company and Invivoscribe Technologies, Inc. Former Director of Geneva Acquisition Corp. from 2007 until 2009. Former Chairman and CEO of the NASDAQ Stock Market from 2001 to 2003. President and CEO of Prudential Securities from 1990 to 2001. President, Shearson Lehman Brothers — Private Client Group, from 1983 to 1990. Former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). Former Director of the National Association of Securities Dealers. Mr. Simmons’ 37 year career encompassed a number of aspects that are relevant to his role as one of our directors. He was the Chairman and CEO of a public company for two years, the president and CEO of a broker-dealer subsidiary of a major insurance company for eleven years, and president of the private client group of another brokerage firm for seven years. Those positions together with his securities industry trade association service and directorship with a self-regulatory organization provide us with a broad and historical perspective on our business and its regulatory environment. Lead Director and Chair of the Audit Committee.	2003

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Susan N. Story*	52	President and CEO of Southern Company Services, Inc. since January 2011. Prior to that, Ms. Story was President and Chief Executive Officer, Gulf Power Company from 2003 to 2010. Executive Vice President, Southern Company Services, Inc., 2001 to 2003. Senior Vice President, Southern Power Company, 2002 to 2003. Ms. Story is a current member of the Management Council of Southern Company. Past Chair, Florida Chamber of Commerce. Chairman of the Board, Gulf Power Company, 2003 to 2010. Former Chair, The Florida Council of 100. Former Vice Chair, Enterprise Florida. Director, Association of Edison Illuminating Companies, James Madison Institute, and Southeastern Electric Exchange. Member, Board of Advisors, H. Lee Moffitt Cancer Center & Research Institute. Ms. Story’s seven year tenure as the CEO of an electric public utility has provided her in-depth experience with the following challenges that our Company also faces: dealing with regulators; managing complex organizations; addressing the impact of technological advances on daily operations; overseeing cyber security protocols; dealing with a changing workforce population and mitigating rising employee healthcare costs. With an engineering undergraduate degree, an advanced degree in business administration and coursework in finance, she brings a diversified educational background to the issues our board faces. Member of the CGN&C Committee.	2008

*	Determined to be independent directors under NYSE standards; see “Information Regarding Board and Committee Structure” below.
(1)	Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.

INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE

The Board of Directors held four regular and three special telephonic meetings during fiscal 2012. All directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served during fiscal 2012.

The current standing committees of the Board of Directors are the CGN&C Committee, the Audit Committee and the Stock Repurchase Committee. The CGN&C Committee met eight times during the fiscal year. And, the Audit Committee met eight times during the fiscal year. The Stock Repurchase Committee did not meet during fiscal 2012. That committee has authority from the Board of Directors to approve certain purchases of our stock from time to time and consists of Thomas A. James, Hardwick Simmons and Robert P. Saltzman. The activities of the CGN&C Committee and the Audit Committee are set out in their reports below.

In connection with our shelf registration statement filed with the SEC in May 2009 and renewed in May 2012, the Board of Directors created, in August 2009, a special committee to approve the terms of securities offered thereunder. That committee met three times during fiscal 2012 to approve the terms of our equity offering in February 2012 and two offerings of senior notes in February 2012 and March 2012 under our shelf registration. The members of that committee include Thomas A. James, Paul C. Reilly and Hardwick Simmons with Robert P. Saltzman and Francis S. Godbold as alternate members.

The CGN&C Committee is comprised of three independent directors as determined under NYSE rules. This Committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last revised by the Board of Directors in November 2009. This Committee identifies potential nominees to the Board of Directors, including candidates recommended by management, and reviews their qualifications and experience. Candidates for board membership are expected to demonstrate high standards of integrity and character and offer important perspectives on some aspect of our business based on their own business experience.

This Committee has not adopted any specific process or policy for considering nominees put forward by shareholders and has never been requested to consider such a nominee.

This Committee has also determined that the directors identified as independent directors have no material relationship with us that would impair their independence. In that connection, the Committee considered that RJA and MK purchase electricity for several of our sales offices from Gulf Power Company, of which Susan N. Story was President and CEO until January 1, 2011 and William Habermeyer, Jr. is a director of its parent, Southern Company, and from Georgia Power Company, Alabama Power company and Mississippi Power Company, each an affiliate of Gulf Power Company, and determined that the nature of these business relationships did not constitute any impairment of independence. This Committee also reviewed the engagement by Southern Company and the Georgia Power Foundation of ClariVest Asset Management, LLC (“ClariVest”) for investment management services in anticipation of the closing of our acquisition of a 45% interest in ClariVest and determined that this engagement did not constitute any impairment of independence of these directors.

In addition, at September 30, 2012, RJ Bank had been repaid in full its loans to Stonegate Property Holdings, LLC, an affiliate of Gordon L. Johnson. The highest principal balance on the loans during the Company’s fiscal 2012 was $1,195,500. And, the interest paid to RJ Bank on the loans during the Company’s fiscal 2012 was $18,919. The larger of the two loans was made prior to Mr. Johnson’s becoming a director of RJ Bank. Both loans were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to persons unrelated to

RJ Bank. The loans did not involve more than the normal risk of collectability or present other unfavorable features. The Committee determined that the nature of this business relationship did not constitute any impairment of independence for Mr. Johnson.

The Company separated the offices of Chairman of the Board and Chief Executive Officer in May of 2010 when Paul Reilly became Chief Executive Officer. Mr. Reilly succeeded Thomas James as CEO. Mr. James had been CEO since 1970 and is the Company’s largest shareholder. In light of his significant experience with, and detailed knowledge of, the Company’s business operations, his desire to remain involved with the Company and his ongoing financial interest, the Board considered it most appropriate that he retain the office of Chairman of the Board. This leadership structure permits Mr. Reilly to pursue strategic and operational objectives including a focus on core business segments, while the Company continues to benefit from the extensive experience and knowledge of Mr. James. As a result, this structure affords the Company an effective combination of internal and external experience and continuity. The Board of Directors’ administration of risk oversight has not affected the leadership structure of the Board of Directors.

Mr. Hardwick Simmons is our Lead Director. As such, he presides at the regular executive sessions of the non-employee directors. Shareholders and other interested parties may communicate with our directors, including Mr. Simmons, or any of the individual independent directors, by writing to them at our headquarters, or by contact through our website. Communications addressed to the Board of Directors will be reviewed by our Corporate Secretary and directed to them for their consideration, if appropriate.

It is our policy that directors attend the Annual Meeting of Shareholders; at the Annual Meeting of Shareholders on February 23, 2012, all of our directors at that date were present.

DIRECTOR COMPENSATION

In fiscal 2012, outside directors received a $50,000 annual retainer, a $7,500 attendance fee for each regular meeting, a $500 attendance fee for each telephonic meeting and a $1,000 attendance fee for each regular Committee meeting. The Lead Director received an additional $20,000, the Audit Committee Chair received an additional $15,000 and the Chair of the CGN&C Committee received an additional $10,000 as part of their respective annual retainer in fiscal 2012, except if any two of these positions were held by the same director, then the greater fee and 50% of the lower fee, rather than both fees, were paid to that director. Management directors do not receive any additional compensation for service as directors.

Directors of the Company are eligible for equity awards under our 2012 Stock Incentive Plan, which was approved by shareholders at the February 23rd 2012 annual meeting. That plan is the successor to several of our equity plans including the Amended Stock Option Plan for Outside Directors and the 2005 Restricted Stock Plan, in which our outside directors were eligible to participate. Since February 2011, each outside director has been awarded 2,000 restricted stock units each year rather than the 2,500 stock options, which were awarded annually in previous years. These restricted stock units vest 60% on the third anniversary of the grant, 20% on the fourth anniversary of the grant and 20% on the fifth anniversary.

The table below sets forth the total compensation, and the components thereof, of our directors who are not our Named Executive Officers.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED SEPTEMBER 30, 2012

Name	Fees Paid in Cash		Stock Awards (1)	All Other Compensation	Total
Shelley G. Broader (2)	$66,000		$70,760	—	$136,760
Francis S. Godbold (3)	—		—	—	—
H. William Habermeyer, Jr. (4)	$87,000		$70,760	—	$157,760
Thomas A. James (5)	—		—	—	—
Gordon L. Johnson (6)	$115,500	(10)	$70,760	—	$186,260
Robert P. Saltzman (7)	$97,500		$70,760	—	$168,260
Hardwick Simmons (8)	$115,000		$70,760	—	$185,760
Susan N. Story (9)	$87,000		$70,760	—	$157,760

(1)	The amounts shown in this column represent the aggregate grant date fair value of restricted stock units (“RSUs”) granted to our directors who are not Named Executive Officers in fiscal 2012. The grant date fair value per share of the RSUs granted to each of the directors in fiscal 2012 under Accounting Standards Codification (ASC) Topic 718 (“ASC Topic 718”) was $35.38.
(2)	As of September 30, 2012, Ms. Broader held (a) outstanding options to purchase 7,500 shares of our common stock and (b) 4,000 RSUs.
(3)	Mr. Godbold is an officer, other than a Named Executive Officer, who does not receive any additional compensation for services provided as a director.
(4)	As of September 30, 2012, Mr. Habermeyer held (a) outstanding options to purchase 7,500 shares of our common stock and (b) 4,000 RSUs.
(5)	Mr. James is the Executive Chairman of the Board of Directors and an executive officer, other than a Named Executive Officer, who does not receive any additional compensation for services provided as a director.
(6)	As of September 30, 2012, Mr. Johnson held 4,000 RSUs.
(7)	As of September 30, 2012, Mr. Saltzman held (a) outstanding options to purchase 7,500 shares of our common stock and (b) 4,000 RSUs.
(8)	As of September 30, 2012, Mr. Simmons held (a) outstanding options to purchase 7,500 shares of our common stock and (b) 4,000 RSUs.
(9)	As of September 30, 2012, Ms. Story held (a) outstanding options to purchase 7,500 shares of our common stock and (b) 4,000 RSUs.
(10)	The fees paid in cash to Mr. Johnson include $28,000 in fees paid to him by RJ Bank as a director of RJ Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Paul D. Allison, an executive officer, filed a late Form 4 on November 9, 2011 with respect to a sale of shares in connection with the satisfaction of a new Canadian tax withholding requirement applicable to the settlement of restricted stock units on October 3, 2011 due to an internal Company communications failure. Jeffrey A. Dowdle filed two amendments to his Form 3, which was filed on February 6, 2012, to correct inadvertent omissions from the initial report of his beneficial holdings upon becoming an executive officer of the Company. Thomas A. James filed a late Form 4 on February 14, 2012 reflecting the transfer of beneficial ownership of shares held under the Helen James Minck Trust U/A DTD February 4, 1960, as further amended and restated on April 9, 2009, to Mr. James as successor trustee. Mr. James disclaims beneficial interest in these shares except to the extent of his pecuniary interest therein.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors consists of Hardwick Simmons (Chair), H. William Habermeyer and Shelley G. Broader. This Committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last revised by the Audit Committee of the Board of Directors on November 28, 2012. The Audit Committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to our financial reporting, the qualifications and independence of the independent registered public accounting firm, our systems of internal controls, risk management and our procedures for establishing compliance with legal and regulatory requirements.

The Charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and must approve in advance any work to be performed by the independent registered public accounting firm. The Audit Committee has not established any general pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent registered public accounting firm.

In addition to four regularly scheduled meetings during the course of the fiscal year, members of the Audit Committee held four telephonic meetings, generally to review with management and representatives of KPMG LLP our quarterly financial results prior to their release to the public.

We have an Enterprise Risk Management program under the direction of our Chief Risk Officer (“CRO”). Our CRO provides a report to the Audit Committee at each of its regular quarterly meetings. That report identifies and evaluates our top residual risks, including an assessment of their potential impact on the Company and the likelihood of adverse occurrences. The report notes changes since the last report as well as trends. The Chairman of the Audit Committee discusses the significant aspects of the CRO’s report with the full Board at its regular meetings.

Members of the Audit Committee have reviewed and discussed with management and with representatives of KPMG LLP the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2012. The consolidated financial statements for fiscal 2012 are contained in our annual report on Form 10-K. In addition, the Audit Committee reviewed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The Audit Committee also reviewed with KPMG LLP the critical accounting policies and practices followed by us and certain written communications between KPMG LLP and our management.

Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm's report with respect to the financial statements, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal 2012 for filing with the SEC. The Board of Directors approved the recommendation.

Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB. The firm issues reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee's members in business, financial and accounting matters. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles.

The Board of Directors has determined that each of the members of the Audit Committee qualifies as an Audit Committee Financial Expert and as independent as determined under NYSE rules.

Hardwick Simmons, Chair H. William Habermeyer, Jr. Shelley G. Broader

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Summary of 2012 Compensation Decisions

Chief Executive Officer Compensation

Mr. Reilly’s salary was increased 2% to $435,000 for calendar year 2012. He was awarded an annual bonus of $3,600,000 for fiscal year 2012, $2,750,032 of which was paid in cash and $849,968 in restricted stock units.

Other Named Executive Officer Salaries

The CGN&C Committee approved raises for calendar year 2012, which were approximately 2%, except for Mr. Zank who received a 5% raise reflecting his new position as Chief Operating Officer and Mr. Julien who received an 11% raise to bring him closer to market value. Mr. Carson’s salary was per his employment agreement.

Other Named Executive Officer Annual Bonuses

The other Named Executive Officers, other than Mr. Carson, were awarded annual bonuses ranging from 102% to 113% of their target bonus.

New Incentive Compensation Program, including long term performance incentives

We have revised our senior executive compensation architecture for fiscal year 2012. We introduced compensation targets involving two principal changes. First, annual bonuses for members of the new Executive Committee, which replaced the Operating Committee in January 2012, and Mr. James would be funded by a pool of up to 6% of our consolidated pre-tax income, rather than a percentage of business unit results. Second, half of the restricted stock units awarded as a portion of the fiscal 2012 annual bonuses will be subject to performance-based vesting (i.e., they will be settled for a number of shares ranging from zero to 150% of the face amount of the grant based upon our average after-tax return on equity for the next three fiscal years), rather than vesting solely based on time as had previously been the case. This adds a long-term performance component to their compensation that the CGN&C Committee found to be an improvement.

Link between 2012 Company Performance and Named Executive Officer Direct Compensation

Fiscal 2012 Highlights

We achieved record financial results in fiscal year 2012. The following table summarizes key financial results for fiscal 2012 as compared to fiscal 2011 (in millions, except per share amounts).

	Fiscal 2012	Fiscal 2011	Increase
Total Revenues	$3,897.9	$3,399.9	15%
Net Revenues	$3,806.5	$3,334.1	14%
Net Income (to RJF)	$295.9	$278.4	6%
Earnings per Share (Diluted)	$2.20	$2.19	0.5%
Client Assets under Administration	$390,300	$255,700	53%
Financial Assets under Management	$42,784	$32,069	33%

We achieved record annual net revenues for fiscal 2012 of $3.8 billion and record annual net income of $295.9 million. We also achieved record client assets under administration and financial assets under management. These results include six months of operations of Morgan Keegan, which we acquired on April 2, 2012.

Named Executive Officer Direct Compensation

Officer	Fiscal 2012 Annual Direct Compensation	Fiscal 2011 Annual Direct Compensation	Increase (Decrease)
Paul C. Reilly	$4,189,250	$4,293,288	(2%)
Chief Executive Officer – RJF
John C. Carson, Jr.*	$1,500,000	—	—
President – RJF
Dennis W. Zank	$2,753,250	$3,055,288	(10%)
Chief Operating Officer – RJF
Chet Helck	$2,730,500	$3,230,000	(15%)
Executive Vice President – RJF
Jeffrey P. Julien	$1,750,500	$1,838,788	(5%)
Chief Financial Officer – RJF

*	Mr. Carson became an officer of the Company after the April 2, 2012 closing of the Morgan Keegan transaction. Only six months of salary and his annual bonus are reflected in his 2012 Annual Direct Compensation.

For purposes of this table, “direct compensation” is composed of salary and annual bonus (cash and equity components) and stock options granted concurrently with annual bonus awards for a fiscal year, including the delayed stock option grant to Mr. Helck. See “Overview and Philosophy — Stock Options”.

Link between Five Year Total Shareholder Return and Chief Executive Officer Compensation

Over the past five years our Chief Executive Officers’ (i.e., Messrs. James and Reilly) annual bonuses have comprised a substantial portion of their compensation. The basis of the size of that bonus has been a percentage of the Company’s pre-tax income. While our financial performance does not correlate perfectly with the market price of our common stock, we believe that the following graph demonstrates that Chief Executive Officer total compensation has correlated well to total shareholder return over the time period. The graph shows the total shareholder return on $100 invested in the Company’s stock on September 30, 2007. Total Chief Executive Officer Compensation includes both cash and equity bonus components for the fiscal year shown; unlike the Summary Compensation Table which reflects the equity portion of the annual bonus in the fiscal year in which it was issued rather than the fiscal year for which it was issued. Total Chief Executive Officer Compensation also reflects stock options in the same years in which they were included in the Annual Direct Compensation table.

Overview and Philosophy

The CGN&C Committee of our Board of Directors reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for all members of our Executive Committee, which includes all but three of our executive officers and all of our Named Executive Officers. The CGN&C Committee consists of Robert P. Saltzman (Chair), Gordon L. Johnson and Susan N. Story. Our Board of Directors normally approves grants of options and restricted stock units, based upon the recommendations of the CGN&C Committee, those subject to Section 162(m) being approved only by the CGN&C Committee. Our Chief Executive Officer makes recommendations to the CGN&C Committee concerning the compensation of other Executive Committee members. Most recently, in August 2010, the Executive Chairman made recommendations to the CGN&C Committee concerning the compensation of non-

employee directors. Prior to 2011, we had not engaged compensation consultants in connection with executive or director compensation. Prior to 2011, the CGN&C Committee had used financial industry comparative compensation surveys and information from public company disclosures.

The CGN&C Committee's goal is to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with our long-term interests and those of our shareholders. In doing so, individual performance, the compensation of executives of similar firms and our financial results are considered. Other than in 2011, we have not formally benchmarked the compensation of our executive officers against other companies.

Total Compensation

Our objectives have been met through a compensation package that included four major components —  base salary, annual bonus (including restricted stock prior to November 2010 and restricted stock units beginning with grants made in November 2010), stock option awards and retirement plan contributions. For fiscal year 2012, the CGN&C Committee established compensation targets for members of the Executive Committee with respect to their salary and annual bonus awards.

Target Compensation

For fiscal year 2012, the CGN&C Committee implemented a change in our approach to senior executive compensation. The CGN&C Committee adopted salary and bonus targets for our senior executive officers. The annual bonuses of the senior executive officers would be funded from a pool that would not exceed 6% of the Company’s pre-tax income and any individual bonus would not exceed 3%. This was a change from prior years when the annual bonus payable to most senior executive officers was derived from individual formulas based upon the pre-tax income of the segment of the business for which they were responsible. As in prior years, a portion of a senior officer’s annual bonus would be paid in restricted stock units. However, commencing for fiscal year 2012, half of those restricted stock units awarded will vest in three years, while the other half will performance vest, i.e., they will be settled for a number of shares ranging from zero to 150% of the face amount of the grant based upon our average after-tax return on equity for the next three fiscal years. The compensation targets were based upon historical compensation, peer market data from Pay Governance LLC, and financial industry surveys and fiscal 2012 budget projections.

The fiscal 2012 salary and annual bonus targets of the Named Executive Officers, other than Mr. Carson were as follows:

Officer	2012 Salary*	FY 2012 Annual Gross Bonus
Paul C. Reilly	$435,000	$3,600,000
Dennis W. Zank	$300,000	$2,200,000
Chet Helck	$325,000	$2,200,000
Jeffrey P. Julien	$250,000	$1,200,000

*	For calendar year 2012; salaries are adjusted January 1 of each year.

The salary and bonus opportunity of Mr. Carson, the Company’s President and the Chief Executive Officer of Morgan Keegan, was set forth in his employment agreement that was entered into in connection with our acquisition of that company.

Base Salary

For our executive officers, the cash and restricted stock units compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. Salaries are reviewed and adjusted in December of each year effective January 1, consistent with other employees.

Incentive Opportunity

In a change disclosed in last year’s proxy statement, the CCN&C Committee determined that fiscal year 2012 annual bonuses for members of the Executive Committee and Mr. James would be funded by a pool of up to 6% of consolidated pre-tax income, rather than from individual pools based upon relevant business unit results. The emphasis on profit-based compensation serves two functions: it encourages executives to be conscious of the “bottom line” and it aligns our total compensation structure with profitability, which is advantageous to the firm given the cyclical nature of the securities industry.

We have historically we issued a form of restricted equity in lieu of cash for a portion of bonus amounts when such bonuses exceed $275,000. Since August 2010, the portion of those bonuses awarded in restricted stock units has been as follows:

Bonus	Portion in Restricted Stock Units
$250,000 – $500,000	10%
$500,001 – $1,000,000	15%
$1,000,001 – $2,000,000	20%
$2,000,001 – $3,000,000	25%
Above $3,000,000	50%

The number of restricted stock units issued to members of our Executive Committee was determined based upon the market value at the date of grant and the number of restricted stock units issued to other employees was determined using 90% of the market value at the date of grant. Beginning with bonuses for fiscal 2012, one half of the restricted stock units awarded to members of the Executive Committee as a portion of their annual bonus vest after three years. Thus, a portion of annual bonus awards have a retention element. The other half performance vest; i.e., they will be settled for a number of shares ranging from zero to 150% of the face amount of the grant based upon our average after-tax return on equity for the next three fiscal years as follows (with the results to be interpolated as necessary):

3-Year Average ROE	RSU Settlement
>18%	150%
15%	125%
12%	100%
9%	75%
6%	50%
<6%	0%

Stock Options

The third component of the compensation package, incentive and non-qualified stock option awards, is designed, along with the restricted stock units, to provide a direct link between the long-term interests of executives and shareholders. Prior to November 2012, options have been granted every two years to key management employees. From time to time, stock options may be granted when a special situation exists, as inducements when employees are hired, or if job performance or a change in job responsibilities warrants. It is our policy to maintain the number of outstanding options at less than ten percent of our outstanding shares. As members of our Operating Committee, in November 2011 (which is in fiscal year 2012), all of the Named Executive Officers except Mr. Carson and Mr. Helck were granted an equal number of options. Mr. Carson was not an employee at that time.

In November 2011, the Company re-evaluated its historic policy of issuing stock options to those who are currently “retirement eligible” or will be so in the near future in light of several aspects. First, the Company must expense the value of the options immediately in the case of grants to retirement eligible individuals rather than amortizing their value over the life of the grant. Second, since the option can be exercised immediately upon retirement, the normal vesting period of the option provides the Company with limited or no retention element with respect to the employee. In addition, since the retirement eligible employee must exercise the option within 90 days of actual retirement, rather than during the remaining life of the option (prior to November 2012 options had a term of 62 months, options issued in November 2012 have a term of 74 months), there is the possibility that the option may not be “in the money” at the time of retirement. The Company thus delayed issuing options to a number of retirement eligible employees in late November 2011 while it examined other alternatives that could be more beneficial to both the Company and the grantee. In February 2012, the Company offered a number of retirement eligible employees the choice of receiving a normal option grant or a grant of restricted stock units equal in value to the Black-Scholes value of the options. Such restricted stock units would not vest upon retirement. However, the price of the Company’s stock had increased significantly since November 2011 and thus increased the value of the options granted in November 2011. The Company increased the number of options granted to those retirement eligible employees who chose a normal option to compensate them for not receiving an option grant at the favorable strike price of the options granted in November 2011 as its policy is not to back-date options. Mr. Helck was one of those employees.

During the past five years, the number of shares subject to outstanding options has represented between 3.5% and 4.8% of our outstanding shares. In November 2011, we first determined how many options to grant to department heads and other key employees in total, based upon previous awards. The number of options granted to those employees in November 2011, in the aggregate was based on keeping the number of outstanding options well below the ten percent limit. That total number was allocated among all grantees based upon responsibility and compensation levels. The Operating Committee grantees were awarded the highest number of options among all grantees. The award of options has been intended to be a retention and shareholder alignment device rather than a major component of compensation. There has been no direct relationship between the number of options granted and the amount of annual bonuses.

In November, 2012, the Company began awarding key management employees options on an annual basis. Accordingly, individual awards were approximately one-half of the previously biennial option awards made in November 2011.

No Backdating or Spring Loading.  We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Our general practice is to have grants of options reviewed and recommended by the CGN&C Committee and approved by the Board of Directors.

Retirement Plans

The fourth component of the compensation package is our contributions to various retirement plans, contributions to two of which are based on compensation levels and years of service of the employee. We maintain three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon our overall profits. Since inception of the 401(k) plan in 1987, we have matched a portion of the amount contributed annually by employees to their 401(k) accounts. The plan currently provides for us to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to employees who meet the length of service and minimum hours worked requirements specified in the plans. We also maintain a non-qualified long term incentive plan for highly compensated employees, including executive officers. Eligibility is restricted to those who meet certain compensation levels set annually in advance by the CGN&C Committee. The cliff vesting schedule of this plan is designed to encourage long-term employment with the firm. Contributions to this plan are also dependent upon our earnings. Beginning with calendar year 2013, the Company is offering highly compensated employees, including executive officers, the opportunity to voluntarily defer a portion of their compensation.

In addition, we have an employee stock purchase plan that allows employees to purchase shares of our common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations, including a one-year holding period.

The Named Executive Officers participate in these plans on the same basis as other employees.

2012 Compensation Decisions

2012 Base Salary Increases

The CGN&C Committee discussed and took into account the recommendations of our Chief Executive Officer, Mr. Reilly, who consulted with Mr. James, his predecessor as Chief Executive Officer and our largest shareholder, with respect to the base salaries of the Named Executive Officers for calendar year 2012, other than himself. The Company has historically recommended base salary increases by an amount that approximates a percentage range that is also applicable to our overall employee population, except for situations involving promotions and/or expanded responsibility. Mr. Reilly, with two exceptions, adhered to that practice for calendar year 2012. Our Chief Executive Officer had the benefit of financial industry compensation surveys and research by our Human Resources Department with respect to our peer companies when making his recommendations.

2012 Bonus Awards

In November 2012, the CGN&C Committee reviewed the size of the pool resulting from 6% of consolidated pre-tax income for fiscal year 2012. Mr. Reilly consulted with Mr. James and made recommendations to the CGN&C Committee for the annual bonuses to be awarded to members of the Executive Committee including each Named Executive Officer other than himself and Mr. James, based on an assessment of their performance against individual goals that had been set. The CGN&C Committee approved those recommendations.

Mr. Zank’s bonus was awarded based upon the Chief Executive Officer’s and the CGN&C Committee’s objective and subjective evaluation of the achievement of the following goals: organizing and leading our efforts to retain Morgan Keegan financial advisors; chairing a task force to harmonize Morgan Keegan financial advisor compensation and other policies with those of ours; and, mentoring the new leader of RJA Private Client Group.

Mr. Helck’s bonus was awarded based upon the Chief Executive Officer’s and the CGN&C Committee’s objective and subjective evaluation of the achievement of the following goals: managing the transition of the leadership of RJA Private Client Group and RJFS; unifying the recruiting efforts among domestic Private Client Group units; introducing our products to the Morgan Keegan financial advisors; and, representing us and our peers before Congress and regulators as Chairman of the Securities Industry and Financial Markets Association.

Mr. Julien’s bonus was awarded based upon the Chief Executive Officer’s and the CGN&C Committee’s objective and subjective evaluation of the achievement of the following goals: leading the team that executed a public equity and two public debt offerings to finance the acquisition of Morgan Keegan; overseeing the modeling and projections associated with the Morgan Keegan transaction; coordinating efforts to educate shareholders, analysts, rating agencies and regulators about the Morgan Keegan transaction; and, overseeing conversion of RJ Bank to a national bank and the Company to a bank holding company.

Mr. Carson’s bonus was based upon Morgan Keegan meeting the revenue retention requirements set forth in his employment agreement.

2012 Stock Option Awards

Upon the recommendation of Mr. Reilly and in accordance with prior practice of generally comparable treatment, in November 2012, the Committee approved a grant of 12,500 options to all but two members of the Executive Committee. Mr. Carson whose employment agreement did not provide for options was one of those two. In November 2011, options for 25,000 shares were granted to all members of the then constituted Operating Committee, except for Mr. Helck.

Compensation of the Chief Executive Officer

Mr. Reilly’s base salary rate for calendar year 2012 was $435,000, a 2% increase over calendar year 2011 consistent with treatment accorded other employees for the reasons set forth above under “2012 Compensation Decisions — 2012 Base Salary Increases”.

In determining Mr. Reilly’s annual bonus, the CGN&C Committee took into account fiscal year 2012 results, which included record net revenues and net income. The CGN&C Committee took into consideration what was accomplished while Mr. Reilly oversaw the pursuit, closing and initial integration of the Morgan Keegan acquisition, a historically significant positive undertaking for the Company. The Committee also recognized Mr. Reilly’s effective reorganization of the senior leadership team, which included leadership transitions in the private client and asset management segments as well as operations and information technology. However, the Committee was cognizant of the initiatives remaining to be accomplished to make the Morgan Keegan transaction a success, primarily, the conversion of the Morgan Keegan accounts onto the Raymond James system and the realization of savings from the elimination of duplicative expenses. Mr. Reilly was awarded an annual bonus of $3,600,000.

The CGN&C Committee expects that the 2013 incentive compensation for Mr. Reilly and for several other members of senior management will be largely dependent upon the successful and complete integration of the Morgan Keegan business units with our existing business units. The specific accomplishments expected relate to the successful retention of Morgan Keegan employees, the successful integration of the Morgan Keegan businesses onto our technology platform, the harmonization of the differing commission scales formerly existent between the two companies and the realization of pre-tax profit expectations from adding Morgan Keegan’s businesses to ours.

Say on Pay Vote

We had a 97.8% favorable vote on our executive compensation at the February 2012 annual meeting of shareholders.

Compensation and Risk

We believe that our compensation policies in general, and our incentive programs in particular, are well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company. We reached this conclusion as a result of an analysis in 2010 of our incentive compensation programs by an interdisciplinary team (risk management, accounting/payroll, legal, internal audit and human resources) led by our CRO. The team conducted an initial evaluation of our compensation programs and policies across five elements (1. performance measures, 2. funding, 3. performance period and pay mix, 4. goal setting, and 5. leverage, controls and processes), focusing on significant risk areas. The team found that formula-based funding of bonus pools are utilized consistently across the firm. Those formulas vary; some are based on gross revenue with the majority being on a pre-tax profit basis and aligned with the employee’s span of control and level of potential contribution. The team also determined that most bonus pools are not distributed purely on a formula basis, but rather are also based on subjective factors including longer term performance and consideration of the risks involved. The team also noted that equity has been a component of bonus payouts for many years and involved vesting over time, typically three years. The team reported its findings to the CGN&C Committee in May 2010, including that there were no formal claw-back provisions in our bonus arrangements and that although the percentage of cash incentive compensation appeared high relative to other financial firms, (in particular, financial institutions who received government assistance under the TARP program), our lower levels of total compensation offset that concern to some extent. As a result, the CGN&C Committee requested management to develop recommendations as to those two matters. In response, management proposed and the Board adopted in August 2010, upon the recommendation of the CGN&C Committee:

•	A Compensation Recoupment Policy, effective October 1, 2010; and
•	Additional tiers to the stock bonus plan allocation formula, which increased the equity component of annual bonuses above $2 million and $3 million, respectively, effective for awards in 2011.

This analysis was supplemented by a review of Morgan Keegan’s incentive compensation program by our CRO who concluded that our compensation policies in general and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company.

Compensation Consultant; Compensation Comparators

The CGN&C Committee engaged Pay Governance, LLC in 2011 in connection with the redesign of the Company’s senior executive compensation architecture, including development of initial compensation targets. That engagement concluded in January 2012.

Although Pay Governance had been initially engaged by management in 2010 to perform the preliminary analysis, for which it was paid $130,000, the CGN&C Committee did not view engaging Pay Governance to be the Committee’s consultant going forward to be a conflict of interest given the relatively small portion of Pay Governance’s revenues that the preliminary management engagement represented and the fact that Pay Governance had not previously performed any work for the Company. The initial work for management did not entail compiling recommendations of pay structure or levels, but merely was a comparison of pay methodologies and levels across a wide spectrum of competitor companies based upon public information and industry studies and did not entail a recommendation of a new or different compensation structure for the company.

The CGN&C Committee has not engaged any compensation consultant to advise it on an ongoing basis.

During fiscal 2011 the CGN&C Committee relied on compensation data compiled by Pay Governance from a group of financial services companies (the “Peer Group”) in evaluating the proposed new senior executive compensation architecture. We believe the Peer Group represents most of the segments of the financial services industry in which we currently compete for executive talent. The Peer Group holding company compensation comparators remain the following companies:

Ameriprise Financial Inc.	RBC Dain Rauscher
Charles Schwab Corp.	Robert W Baird & Co.
E*TRADE Financial Corporation	TD Ameritrade Holding Corporation
Jefferies Group Inc.	FBR Capital Markets Corporation
The Jones Financial Companies, L.L.L.P.	Fifth Third Bancorp
KBW Inc.	Oppenheimer Holdings Inc.
Lazard Ltd.	Regions Financial Corp.
LPL Investment Holdings Inc.	Stifel Financial Corp.
Piper Jaffray Companies	Sun Trust Banks, Inc.

Stock Ownership Guidelines; Pledging of Company Shares

We grant stock-based compensation in order to align the interests of our employees with those of our shareholders. With the exception of accelerated vesting for death or disability, company-issued options, restricted stock and restricted stock units are not transferable. Members of our Executive Committee are expected to acquire and hold at least 10,000 shares of our stock (including restricted stock and restricted stock units) within two years of becoming an Executive Committee member. They are also expected to retain for three years 25% of the shares of common stock acquired through the exercise of options or vesting of restricted stock or restricted stock units. The Named Executive Officers have met these guidelines.

Our directors and executive officers have less than 0.1% of our outstanding shares held in margin accounts or pledged to third parties. The Company has adopted a policy that any new pledging of Company stock will require the approval of the CGN&C Committee. The Company is reviewing its stock ownership guidelines and in connection therewith will consider establishing specific limitations on pledging of shares.

Derivatives Trading.  Our policy permits executive officers to implement only the following strategies with listed options on our stock: (1) sales of covered calls against our stock held free and clear in street name; and, (2) put writing. They are not permitted to purchase puts on our stock.

Benefits

The Named Executive Officers participate on the same basis as other employees in health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

We provide minimal perquisites to our directors and Named Executive Officers: spousal/companion travel expenses in conjunction with the long range planning Board meeting, sales reward trips and sales and analyst conferences and suite tickets at Raymond James Stadium for Tampa Bay Buccaneer football games.

Separation and Change in Control Arrangements

Other than Mr. Carson, none of the Named Executive Officers is a party to an agreement with us providing for benefits upon termination. Under Mr. Carson’s employment agreement, if his employment had been terminated on September 30, 2012 other than for “Cause” or had he resigned for “Good Reason” (as both terms are defined in his employment agreement) on that date his retention grant of 99,686 restricted stock units would vest and settle on April 20, 2015, so long as he would not be in breach of the non-competition and non-solicitation provisions of his employment agreement. Those restricted stock units would have been valued at $3,653,492 on September 30, 2012, based upon the closing price of Company stock on that date. See “Transaction with Related Persons” regarding other terms of his employment agreement.

In addition, the award agreements associated with the restricted stock units issued since November 2010 contain a “double trigger” change in control provision that accelerates the vesting of the award if within 12 months (18 months for awards granted under the 2012 Stock Incentive Plan (“2012 Plan”)) after the “Corporate Transaction” or “Change in Control” the employee involuntarily incurs a “Separation from Service” for other than “Cause” or voluntarily incurs a “Separation from Service” for “Good Reason” all as defined in the agreement. Had both “triggers” occurred on September 30, 2012, restricted stock units held by the Named Executive Officers on that date would have immediately vested and would have had the following values based upon the closing price of Company stock on that date: Mr. Reilly: $1,490,262; Mr. Carson: $507,426 if the award agreement had been assumed as a result of a Corporate Transaction ($3,653,492 if not); Mr. Zank: $848,484; Mr. Helck: $848,484; and, Mr. Julien: $303,792.

Section 162(m)

None of the salaries of the Named Executive Officers exceed $1 million. We believe that the annual bonuses and stock options awarded to the Named Executive Officers constituted performance-based compensation and are deductible for U.S. federal income tax purposes. Awards that qualify as performance-based compensation are generally fully deductible for federal income tax purposes.

Return of Executive Compensation by an Executive

Our Board adopted a Compensation Recoupment Policy effective October 1, 2010 under which reimbursement (i) shall be obtained from executive officers in the case of a financial restatement and the restated results would not support previously received incentive compensation and (ii) may be obtained from any employee in the case of materially inaccurate performance metric(s) and the revised performance metric would not support previously received incentive compensation.

Compensation actions — The following “Annual Direct Compensation” table shows annual salary in fiscal 2012 and annual incentive compensation awarded in fiscal 2013 for fiscal 2012 performance. The Annual Direct Compensation table reflects the CGN&C Committee’s view of its annual compensation determinations related to the Named Executive Officers for fiscal 2012. The Summary Compensation Table required by the SEC is at page 30 of this proxy statement.

Annual Direct Compensation

Name and Principal Position	Year	Annual Direct Compensation
		Salary	Incentive Compensation				Total
			Cash	Time Vesting Stock Awards (1)	Performance Vesting Stock Awards (2)	Time Vesting Option Awards (3)
Paul C. Reilly (4) Chief Executive Officer – RJF	2012	$432,500	$2,750,032	$424,984	$424,984	$156,750	$4,189,250
	2011	$421,750	$2,700,025	$799,975	—	$371,538	$4,293,288
	2010	$409,000	$2,180,001	$419,999	—	—	$3,009,000
John C. Carson, Jr. (5) President – RJF Head of Fixed Income; Chief Executive Officer – MK	2012	$150,000	$1,180,006	$84,997	$84,997	—	$1,500,000
Dennis W. Zank Chief Operating Officer – RJF Chief Executive Officer – RJA	2012	$296,500	$1,925,026	$187,487	$187,487	$156,750	$2,753,250
	2011	$283,750	$2,000,012	$399,988	—	$371,538	$3,055,288
	2010	$271,878	$1,700,014	$299,986	—	—	$2,271,878
Chet Helck Executive VP – RJF CEO of Global Private Client Group – RJF	2012	$323,750	$1,887,538	$181,231	$181,231	$156,750	$2,730,500
	2011	$317,500	$2,000,012	$399,988	—	$512,500	$3,230,000
	2010	$308,000	$1,700,014	$299,986	—	—	$2,308,000
Jeffrey P. Julien Executive VP, Finance Chief Financial Officer – RJF	2012	$243,750	$1,180,006	$84,997	$84,997	$156,750	$1,750,500
	2011	$217,250	$1,100,012	$149,988	—	$371,538	$1,838,788
	2010	$192,500	$900,026	$99,974	—	—	$1,192,500

(1)	The stock awards (restricted stock units (“RSUs”)) vest in one installment approximately three years from grant date. The stock awards are based on tiered percentages of annual bonus amounts in excess of $250,000 in accordance with the formula adopted by the CGN&C Committee under the stock bonus program. See page 21 of this proxy statement for the formula. Beginning with bonuses for 2012, half of those awards are time vesting and half are performance vesting. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents equal to any dividends paid during the vesting period. RSUs have no voting rights.
(2)	The RSUs vest based upon average after-tax return on equity for fiscal years 2013 – 2015. See page 21 of this proxy statement regarding the vesting formula. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents equal to any dividends paid during the vesting period. RSUs have no voting rights.
(3)	Prior to the option awards for fiscal year 2012, options were awarded biennially.
(4)	Mr. Reilly succeeded Thomas A. James as Chief Executive Officer on May 1, 2010.
(5)	Mr. Carson joined the Company upon the acquisition of Morgan Keegan on April 2, 2012. The salary and bonus in the table is for a half year of employment.

The above table is presented to show how the CGN&C Committee viewed compensation actions, but it differs substantially from the Summary Compensation Table required by the SEC and is not a substitute for the information required by the Summary Compensation Table on page 30 of this proxy statement.

The Summary Compensation Table shows compensation information in a format required by the SEC. There are two principal differences between the Summary Compensation Table and the above Annual Direct Compensation table:

•	The Company grants both cash and equity incentive compensation after the earnings for a fiscal year have been announced. In both the Annual Direct Compensation table above and the Summary Compensation Table, cash incentive compensation paid in fiscal 2013 for fiscal 2012 performance is shown as fiscal 2012 compensation. The Annual Direct Compensation table above treats equity awards similarly. For example, equity awards (i.e., RSUs and Options) granted in fiscal 2013 for fiscal 2012 performance are shown as fiscal 2012 compensation. The Summary Compensation Table does not follow this treatment and instead reports the value of equity grants in the year in which they are granted. For example, equity awards granted in fiscal 2013 for fiscal 2012 performance are not shown in the Summary Compensation Table for fiscal 2012. Instead, the Summary Compensation Table includes for fiscal 2012 the value of equity awards granted in fiscal 2012 for fiscal 2011 performance.
•	The Summary Compensation Table reports all other compensation. The Annual Direct Compensation table does not. Those amounts are not shown above because they are (1) not realized currently by the Named Executive Officer (i.e., Employee Stock Ownership Plan Contribution; Profit Sharing Plan Contribution; 401(k) Company Match; and, Deferred Compensation Plan Contribution), (2) not within the purview of the CGN&C Committee (i.e., Dividends on Unvested Stock and Commissions), or (3) relatively de minimis in terms of annual compensation (i.e., perquisites).

CGN&C Committee Report

The CGN&C Committee of the Board of Directors, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with our management. Based on the review and discussions, the CGN&C Committee recommended to our Board of Directors that the CD&A be included in this proxy statement.

Corporate Governance, Nominating and Compensation Committee Robert P. Saltzman, Chair Gordon L. Johnson Susan N. Story

SUMMARY COMPENSATION TABLE

The following table summarizes compensation for the fiscal years indicated, respectively, for our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers (the “Named Executive Officers”).

Name	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation (3)	Total
Paul C. Reilly (4) Chief Executive Officer – RJF	2012	$432,500	$2,750,032	$799,975	$371,538	$164,707	$4,518,752
	2011	$421,750	$2,700,025	$419,999	—	$169,402	$3,711,176
	2010	$409,000	$2,180,001	$43,730	$271,551	$156,996	$3,061,278
John C. Carson, Jr. (5) President – RJF Head of Fixed Income; Chief Executive Officer – MK	2012	$150,000	$1,180,006	$3,499,975	—	$16,090	$4,846,071
Dennis W. Zank Chief Operating Officer – RJF (6) Chief Executive Officer – RJA	2012	$296,500	$1,925,026	$399,988	$371,538	$108,051	$3,101,103
	2011	$283,750	$2,000,012	$299,986	—	$70,359	$2,654,107
	2010	$271,878	$1,700,014	$61,282	$271,551	$99,450	$2,404,175
Chet Helck Executive VP – RJF CEO of Global Private Client Group – RJF (6)	2012	$323,750	$1,887,538	$399,988	$512,500	$95,514	$3,219,290
	2011	$317,500	$2,000,012	$299,986	—	$77,400	$2,694,898
	2010	$308,000	$1,700,014	$100,000	$271,551	$100,628	$2,480,193
Jeffrey P. Julien Executive VP, Finance Chief Financial Officer – RJF	2012	$243,750	$1,180,006	$149,988	$371,538	$93,734	$2,039,016
	2011	$217,250	$1,100,012	$99,974	—	$55,340	$1,472,576
	2010	$192,500	$900,026	$56,480	$271,551	$81,363	$1,501,920

(1)	The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the Named Executive Officers.
(2)	The amounts shown in the Stock Awards and Option Awards columns represent the grant date fair value of equity awards granted to the Named Executive Officers in the fiscal year shown. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 23 to our financial statements in our Form 10-K report for the year ended September 30, 2012.
(3)	See the All Other Compensation table below for a breakdown of these amounts.
(4)	Effective May 1, 2010, Mr. Reilly succeeded Thomas A. James as Chief Executive Officer.
(5)	John C. Carson, Jr. joined the Company in April 2012 when Morgan Keegan, where he was CEO, was acquired by the Company.
(6)	Titles effective January 1, 2012.

All Other Compensation — For fiscal 2012, All Other Compensation includes our contributions to defined contribution plans, dividends on unvested stock, commissions and perquisites.

Name	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution	401(k) Company Match	Deferred Compensation Plan Contribution (a)	Deferred Compensation Plan Gain (a)	Dividends on Unvested Stock	Commissions	Perquisites (b)	Total All Other Compensation
Paul C. Reilly	$4,410	$8,804	$750	$33,120	$12,429	$82,226	—	$22,968	$164,707
John C. Carson, Jr.	$3,150	$7,128	$3,325	—	$2,487	—	—	—	$16,090
Dennis W. Zank	$4,410	$10,445	$750	$33,120	$43,497	$2,556	$13,273	—	$108,051
Chet Helck	$4,410	$9,863	$750	$33,120	$43,407	$3,781	$183	—	$95,514
Jeffrey P. Julien	$4,410	$10,180	$750	$33,120	$43,464	$1,778	$32	—	$93,734

(a)	See Nonqualified Deferred Compensation table for more information.
(b)	Includes (1) Company paid travel and related expenses for guest and (2) Raymond James Stadium suite tickets for which the Company incurred no incremental costs.

The following table provides information on the grants of plan based awards made to each of the Named Executive Officers during the fiscal year ended September 30, 2012.

GRANTS OF PLAN BASED AWARDS FOR FISCAL YEAR ENDED SEPTEMBER 30, 2012

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise Price of Option Awards ($/Share)	Closing Market Price of the Underlying Security on the Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Paul C. Reilly	12/15/2011	27,500	—	—	—	$799,975
	2/23/2012	—	25,000	$27.10 (4)	$35.41	$371,538
John C. Carson, Jr.	4/20/2012	99,686	—	—	—	$3,499,975
Dennis W. Zank	12/15/2011	13,750	—	—	—	$399,988
	2/23/2012	—	25,000	$27.10 (4)	$35.41	$371,538
Chet Helck	12/15/2011	13,750	—	—	—	$399,988
	2/24/2012	—	42,415	$35.38 (5)	$35.38	$512,500
Jeffrey P. Julien	12/15/2011	5,156	—	—	—	$149,988
	2/23/2012	—	25,000	$27.10 (4)	$35.41	$371,538

(1)	We grant RSUs in lieu of a portion of the annual bonus awarded to highly compensated employees (see the CD&A for more information). The RSUs vest approximately three years from the date of grant.
(2)	Options have been granted every two years to key management employees (i.e., fiscal 2010 and fiscal 2012). See the CD&A for more information including plans to grant options annually. The stock options vest approximately five years from the date of grant.
(3)	Reflects the grant date fair value of each equity award computed in accordance with ASC Topic 718. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 23 of our financial statements in our Form 10-K for the fiscal year ended September 30, 2012.
(4)	Contingent stock options that were granted as part of the Company’s biennial stock grant cycle that were awarded under the 2012 Plan before the 2012 Plan were approved by our shareholders on February 23, 2012. The exercise price was based upon the closing price of our stock on November 22, 2011, the date the Board approved the option grant.
(5)	Options granted pursuant to a choice provided to retirement eligible employees. See “Overview and Philosophy — Stock Options” first full paragraph on page 22 of this proxy statement.

The following table provides information on exercisable and unexercisable options and unvested stock awards held by the Named Executive Officers on September 30, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED SEPTEMBER 30, 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Paul C. Reilly	2,500	—	$25.87	2/15/13 (2)	100,000 (8)	$3,665,000
	2,500	—	$15.91	2/20/14 (2)	1,876 (6)	$68,755
	—	25,000	$25.28	1/24/16 (3)	13,162 (7)	$482,387
	—	25,000	$27.10	1/22/17 (4)	27,500 (5)	$1,007,875
John C. Carson, Jr.	—	—	—	—	99,686 (10)	$3,653,492
Dennis W. Zank	12,000	3,000	$30.44	1/27/14 (9)	2,629 (6)	$96,353
	—	25,000	$25.28	1/24/16 (3)	9,401 (7)	$344,547
	—	25,000	$27.10	1/22/17 (4)	13,750 (5)	$503,938
Chet Helck	12,000	3,000	$30.44	1/27/14 (9)	4,290 (6)	$157,229
	—	25,000	$25.28	1/24/16 (3)	9,401 (7)	$344,547
	—	42,415	$35.38	1/24/17 (4)	13,750 (5)	$503,938
Jeffrey P. Julien	12,000	3,000	$30.44	1/27/14 (9)	2,423 (6)	$88,803
	—	25,000	$25.28	1/24/16 (3)	3,133 (7)	$114,824
	—	25,000	$27.10	1/22/17 (4)	5,156 (5)	$188,967

(1)	The market value of the stock awards is based on the closing market price of our common stock as of September 30, 2012, which was $36.65.
(2)	The option was granted as compensation for services provided as a nonemployee director. The option was granted five years prior to the option expiration date.
(3)	The option was granted six years and two months prior to the option expiration date. The unexercisable options vest 60% in three years, 8% in four years, 16% in five years and 16% in five years and two months from date of grant.
(4)	The option was granted four years and eleven months prior to the option expiration date. The unexercisable options vest 60% in two years and nine months, 20% in three years and nine months, and 20% in four years and nine months from date of grant.
(5)	The RSU award was granted on December 15, 2011 and cliff vests in approximately three years from that date.
(6)	The stock award was granted on December 15, 2009 and cliff vests in approximately three years from that date.
(7)	The RSU award was granted on December 15, 2010 and cliff vests in approximately three years from that date.
(8)	A 250,000 share award was granted on May 1, 2009; the 100,000 unvested shares vest 50% in four years and 50% in five years from that date.

(9)	The 15,000 option award was granted six years and two months prior to the option expiration date. The 3,000 unexercisable options vest in five years and two months from date of grant.
(10)	The RSU award was granted on April 20, 2012 and cliff vests in approximately three years from that date.

The following table provides information, on an aggregate basis, about stock options that were exercised and restricted stock awards that vested during the fiscal year ended September 30, 2012 for each of the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED SEPTEMBER 30, 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized On Exercise (2)	Number of Shares Acquired on Vesting (3)	Value Realized On Vesting
Paul C. Reilly	2,500	$7,825	75,000	$2,764,500 (4)
John C. Carson, Jr.	—	—	—	—
Dennis W. Zank	15,000	$86,501	9,149	$281,406 (6)
Chet Helck	15,000	$145,301	11,921	$367,763 (5)
Jeffrey P. Julien	15,000	$145,301	3,982	$122,845 (5)

(1)	Total number of shares underlying the options exercised during fiscal 2012.
(2)	Amounts in this column reflect the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.
(3)	Total number of restricted shares that vested during fiscal 2012.
(4)	The value of the shares on May 1, 2012 (the date of vesting) using the closing market price for our common stock, which was $36.86.
(5)	The value of the shares on December 5, 2011 (the date of vesting) using the closing market price for our common stock, which was $30.85.
(6)	The value of the shares on December 5, 2011 and December 20, 2011 (the vesting dates) using the closing market price for our common stock, which was $30.85 and $30.42, respectively.

The table below reflects Company credits and deemed earnings thereon under our deferred compensation plans for our Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1) (2)	Aggregate Earnings (Losses) in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Paul C. Reilly	—	$33,120	$12,429	—	$88,466	(3)
John C. Carson, Jr.	—	—	$2,487	—	$343,418	(4)
Dennis W. Zank	—	$33,120	$43,497	$45,252	$599,450	(3)
Chet Helck	—	$33,120	$43,407	$45,252	$375,232	(3)
Jeffrey P. Julien	—	$33,120	$43,464	$45,252	$518,573	(3)

(1)	The amounts presented in these columns are included in the All Other Compensation table located below the footnotes to the Summary Compensation Table.
(2)	Represents amounts earned with respect to last fiscal year but contributed in December 2012.
(3)	The amounts presented in this column include previously and currently reported compensation with regard to Long Term Incentive Plan (“LTIP”) contributions made by us. The following amounts represent vested balances of the Named Executive Officers at September 30, 2012: Mr. Reilly $0, Mr. Zank $406,557, Mr. Helck $182,339 and Mr. Julien $325,680.
(4)	Mr. Carson is a participant in the Morgan Keegan restricted cash program. Under that program, a portion of his cash bonuses were deferred and invested for five years, subject to forfeiture in the event of termination of employment other than for death, disability or retirement.

Our LTIP, originally adopted effective October 1, 2000, is an unfunded deferred compensation plan benefiting key management and other highly compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account on our books for that plan year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the individual participant’s level of compensation above a minimum, and not in excess of a maximum, amount (for fiscal 2012, these amounts were $245,000 and $845,000, respectively). The CGN&C Committee or its designee then decides the percentage, if any, by which that compensation is multiplied to determine the contribution credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the account’s allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds. The Executive Chairman and Chief Financial Officer select those mutual funds, pursuant to authority delegated by the CGN&C Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death, disability or separation of service after attaining age 65. In the case of early retirement, a participant can continue to accrue vesting credit after such retirement so long as certain non-competition covenants are not violated. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death, disability or separation of service after normal retirement age and subject to certain deferral rights that must be exercised at least 12 months in advance. Because the account balances are unfunded, they represent only unsecured claims in the event we become bankrupt.

Our Deferred Management Bonus Plan (“DMBP”), which was originally adopted effective as of October 1, 1989, preceded the LTIP. The DMBP remains in effect to administer certain amounts credited prior to the adoption of the LTIP. The last bonus allocation that was made to the DMBP was with respect to fiscal year 1999. Since that time, additional amounts credited to the DMBP accounts have been based on a deemed interest return on the amounts in the respective DMBP accounts. Like the LTIP, the DMBP is an unfunded plan that was established to benefit key management and other highly compensated employees. For fiscal years 1990 through 1999, each participant’s account was credited with a contribution, if any, determined by us in a manner similar to the LTIP. During such period and thereafter, participants’ accounts have been credited with a deemed interest return, based upon the average annual interest rate payable by RJA on brokerage client account funds. Annual amounts credited to a participant’s account and the deemed interest vest ratably over an eight-year period, subject to earlier vesting in the case of death, disability, attaining age 65 or a qualified early retirement. We pay the vested account balance as soon as practical following death or disability and pay the vested account balance as soon as practical after the end of the plan year in which retirement occurs after attaining age 65. Other provisions apply in the case of early retirement. Because the account balances are unfunded, they represent only unsecured claims in the event we become bankrupt.

OTHER ARRANGEMENTS WITH CHIEF EXECUTIVE OFFICERS

Paul C. Reilly, our Chief Executive Officer was granted 250,000 restricted shares pursuant to his hiring letter. Those shares vest(ed) on his starting date anniversaries as follows: 30% on May 1, 2010, 30% on May 1, 2012, 20% on May 1, 2013 and 20% on May 1, 2014. Like our other employees, Mr. Reilly’s employment is “at will”.

In December 2009, Thomas A. James entered into an agreement with us confirming (1) the terms of his continued employment after he has retired as Chief Executive Officer and (2) the terms of his continuing service as a non-employee Chairman of the Board should he retire from our employment. As Executive Chairman of the Board, Mr. James will be paid an annual salary of $335,000, subject to normal annual adjustment as approved by the CGN&C Committee of the Board of Directors, and be eligible to participate in our annual cash bonus and associated stock bonus plan in accordance with a formula approved by the CGN&C Committee. The agreement provides that, like our other employees, Mr. James is an “employee at will”. Should Mr. James retire from employment, but desire to continue to serve as the non-executive Chairman of the Board, we will request that the Board of Directors nominate him for election to the Board and elect him to serve as its Chairman so long as he is elected to the Board by the shareholders and maintains undisclaimed beneficial holdings of five percent of the outstanding shares of our stock. As compensation for his service as non-executive Chairman, Mr. James would be paid director’s fees as are paid to our independent directors, plus a Chairman’s retainer increment as determined by the CGN&C Committee.

TRANSACTIONS WITH RELATED PERSONS

Review of Related Person Transactions

The CGN&C Committee adopted a Related Person Transaction Approval Policy, which is in writing and administered by that Committee. This policy applies to any transaction or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, our management will determine whether a transaction meets the requirements of a related person transaction requiring review by the Committee. Transactions that fall within this definition will be referred to the Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee will decide whether or not to approve such transaction and will approve only those transactions that are in our best interest. If we become aware of an existing transaction with a related person that has not been approved under this policy, the matter will be referred to the Committee. The Committee will evaluate all options available, including ratification, revision or termination of such transaction. For purposes of the policy, the term “related person” has the meaning ascribed to it in SEC regulation S-K 404(a) “Transactions with related persons, promoters and certain control persons”.

Transactions

We, in the ordinary course of our business, make bank loans to, and hold bank deposits for certain of our officers and directors and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under the Sarbanes-Oxley Act (the “Act”). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. One employee “alongside” fund is not subject to a management carried interest. In addition, certain of our directors and executive officers from time to time may invest their personal monies in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers.

The only directors, executive officers or affiliated entity who received distributions of profits earned on investments made by, and other income from, any affiliated fund from which total distributions exceeded $120,000 in the aggregate in fiscal 2012, were (1) a trust affiliated with Mr. James, which received $1,275,179, (2) Francis S. Godbold, a Director and Vice Chairman of the Board of Directors, who received $152,059, (3) Richard G. Averitt, III, Chairman and former Chief Executive Officer of RJFS, who received $248,769, (4) Jeffrey E. Trocin, Executive Vice President of Equity Capital Markets of RJA, who received $214,026, (5) Van C. Sayler, former executive officer and head of Fixed Income of RJA, who received $196,762, and (6) Raymond James Employee Investment Fund I, L.P., which received $370,650. These investors did not receive any return of capital during fiscal 2012.

Thomas A. and Mary James permit us to display over 2,000 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. The art collection is a marketing attraction for businesses and other organizations, and we provide regular tours for clients, local schools, business groups and nonprofit organizations. In addition, from time to time, pieces from the collection are temporarily displayed in connection with branch office client events for which we bear the cost of shipping. In return, we bear the cost of insurance and the direct and overhead costs of two staff persons who serve as curators for the collection and conduct both on and off-site tours and exhibitions. The total cost to us for these items during fiscal 2012 was approximately $300,100.

Courtland James, a son of Thomas A. James, is employed as a Vice President of New Business Development for Eagle Asset Management, Inc., a subsidiary of the Company. He was paid compensation in fiscal 2012 of $232,825. Huntington James, a son of Thomas A. James, is employed in a non-executive position by us. He was paid compensation in fiscal 2012 of $257,987. Donald Blair, the son-in-law of Francis S. Godbold, is an investment banker with RJA. He was paid compensation in fiscal 2012 of $866,362. Karen Julien, the wife of Jeffrey P. Julien, is employed by RJA as a branch manager. She was paid compensation in fiscal 2012 of $131,750.

John C. Carson, Jr. has entered into an employment agreement with the Company pursuant to which he will be employed for a two-year term commencing April 2, 2012, and will serve as the Company’s President. He will be paid a salary of $300,000 per year and receive a bonus at an annual rate of $2.7 million per year, but prorated for fiscal years 2012 and 2014, subject to meeting performance criteria relating to the retention of Morgan Keegan revenue producers in fiscal year 2012. Performance criteria for subsequent bonuses relating to fiscal years 2013 and 2014 have yet to be determined. A portion of any bonus in excess of $250,000 shall be paid in restricted stock units (“RSUs”) in accordance with the Stock Bonus Program under the 2012 Plan. The agreement also provides for a $3.5 million retention grant of RSUs that shall vest and settle three years from the grant date, subject to meeting performance criteria relating to the retention of Morgan Keegan revenue producers. If Mr. Carson’s employment is terminated other than for “Cause” or he resigns for “Good Reason,” such RSUs will still vest and settle on that third anniversary so long as he is not in breach of the non-competition and non-solicitations provisions of the agreement and signs the customary Company release. If Mr. Carson should die during the term of his employment under the agreement, his estate shall be paid his salary through the end of the month in which his death occurs and a pro-rata portion of his bonus based upon the number of full months worked. Any RSUs awarded under this agreement would also vest upon his death. The foregoing summary is qualified in its entirety by reference to the actual terms of the Employment Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K on April 25, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes stock options, restricted stock and restricted stock units that can be issued pursuant to our stock-based compensation plans as of September 30, 2012. The table below does not include equity compensation plans that meet the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), namely the Profit Sharing Plan and Employee Stock Ownership Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans. (Excludes securities reflected in column (a))
Equity compensation plans approved by shareholders (2)	4,197,640	$27.13	25,658,856	(3)
Equity compensation plans not approved by shareholders (4)	514,820	$27.65	—
Total	4,712,460	$27.19	25,658,856

(1)	The weighted-average exercise price does not take into account the shares or restricted stock units issued under our restricted stock and employee stock purchase plans, which have no exercise price.
(2)	On February 23, 2012, the 2012 Plan was approved by our shareholders. The 2012 Plan serves as the successor to our 1996 Stock Option Plan for Key Management Personnel, 2007 Stock Option Plan for Independent Contractors, 2002 Incentive Stock Option Plan, Amended Stock Option Plan for Outside Directors, 2005 Restricted Stock Plan and 2007 Stock Bonus Plan (“Predecessor Plans”). Upon approval of the 2012 Plan by our shareholders, the Predecessor Plans terminated (except with respect to awards previously granted under the Predecessor Plans that remain outstanding). Under the 2012 Plan, we may grant 15,400,000 new shares in addition to the shares available for grant under the Predecessor Plans.
(3)	Includes 22,631,231 shares remaining available for issuance under the 2012 Plan and 3,027,625 shares remaining available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2012.
(4)	We have two Predecessor Plans that were not previously approved by shareholders: the 1996 Stock Option Plan for Key Management Personnel, as amended, and the Amended Stock Option Plan for Outside Directors. Shares available for future issuance under these plans are included in the 22,631,231 shares available under the 2012 Plan.

The material features of our equity compensation plans that have not been approved by shareholders, as required by the SEC rules, are described below. These descriptions do not purport to be complete and are qualified in their entirety by reference to the plan documents, which are included as exhibits to our annual report on Form 10-K for the fiscal year ended September 30, 2012. As noted above, as a result of the adoption of the 2012 Plan, no new awards will be made under these plans.

Under one of our non-qualified stock option plans, we may grant options to our outside directors. Options vest over a three-year period from grant date provided that the director is still serving on our Board. Under our second non-qualified stock option plan, we may grant options to key management personnel. Option terms are specified in individual agreements and expire on a date no later than the tenth anniversary of the grant date. Under all plans, the exercise price of each option equals the market price of our stock on the date of grant.

Our 1990 Stock Option Plan for Independent Contractors, as amended, was not approved by shareholders. Options remain outstanding under the 1990 plan. Options are exercisable five years after grant date provided that the Independent Contractor Financial Advisor is still associated with us. The 1990 plan was succeeded by the 2007 Stock Option Plan for Independent Contractors, which was approved by the shareholders in February 2007.

Two of our restricted stock plans were not approved by shareholders. Shares have not been issued under the 1999 Restricted Stock Plan since it was succeeded by the 2005 Restricted Stock Plan upon the shareholders’ approval of that plan in February 2005.

No additional shares will be issued under our 1999 Stock Bonus Plan. That plan was succeeded by the 2007 Stock Bonus Plan, which was approved by the shareholders in February 2007. Like the 1999 Stock Bonus Plan, restricted shares have been issued under the 2007 Stock Bonus Plan to most officers and certain other employees in lieu of cash for 10% to 20% of annual bonus amounts in excess of $250,000. In computing the number of shares to be awarded to most employees, 90% of our applicable stock price is used. Operating Committee members’ awards were computed based upon 100% of our applicable stock price. Commencing in November 2010, restricted stock units that settle in shares are being issued under the 2007 Stock Bonus Plan rather than shares of restricted stock. Effective fiscal year 2011, the upper end of the range of the portion of the annual bonus in excess of $250,000 paid in restricted stock units increased from 20% to 50%. The shares are generally restricted for, and the restricted stock units will vest after, a three-year period, during which time the shares/units are forfeitable in the event of voluntary termination. In most cases, the compensation cost is recognized over the three-year vesting period based on the market value of the shares on the date of grant.

PROPOSAL 2:	TO RATIFY THE APPOINTMENT BY THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013, and our Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. KPMG LLP has served as our independent registered public accounting firm since 2001. Representatives of KPMG LLP will be in attendance at the Annual Meeting. They will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Neither our By-Laws nor other governing documents or law require shareholder ratification of appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee of our Board of Directors recommended, and our Board of Directors is, submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders.

Ratification of the appointment of KPMG LLP will require that the votes cast favoring the appointment exceed the votes cast opposing it.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows information about fees paid by Raymond James Financial, Inc. to KPMG LLP related to the fiscal years indicated. All fees were approved by the Audit Committee (see discussion in the “Report of the Audit Committee of the Board of Directors”).

	2012	2011
Audit fees (a)	$3,083,264	$2,536,715
Audit – related fees (b)	$877,842	$484,586
Tax fees (c)	$216,000	$28,325
All other fees (d)	$206,000	$43,259

(a)	2012 includes audit fees including Morgan Keegan.
(b)	Primarily fees for comfort letters, custody rule examinations of registered investment advisors and work related to the acquisition of Morgan Keegan in 2012.
(c)	2012 includes tax compliance and consulting services related to federal and state tax returns, acquisition of Morgan Keegan and construction of new data center. 2011 includes fees related to the preparation of Canadian tax returns and consultation on various Canadian tax matters, including support during income tax audit or inquiries.
(d)	2012 includes consulting fees related to accessing certain risk management processes. 2011 includes consulting fees related to reporting required by regulations and client tax reporting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 3:	TO APPROVE AN ADVISORY (NON-BINDING) RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required by Section 14A of the Securities Exchange Act to provide shareholders with an advisory vote on executive compensation. Although the vote is advisory and is not binding on the Board of Directors, the CGN&C Committee will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, the CGN&C Committee believes our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our non-employee shareholders and has helped contribute to the Company’s consistently positive earnings. Points to consider include:

•	We achieved record net revenues of $3.8 billion and record net income of $295.9 million in fiscal 2012.
•	To even better align compensation with longer term results, the CGN&C Committee increased the portion of annual bonuses above $2 million that are to be paid in deferred equity, beginning with fiscal 2011 bonuses.
•	Fifty percent of the equity awards granted as a portion of the annual bonuses of Executive Committee members are now performance vesting.
•	We encourage long-term stock ownership by our executive officers; members of our Executive Committee are expected to own 10,000 shares of our stock and hold 25% of the shares they obtain from equity awards for at least three years.
•	Our Board adopted a Compensation Recoupment Policy effective October 1, 2010 under which reimbursement of compensation paid (i) will be obtained from executive officers in the case of a financial restatement if the restated results would not support previously received incentive compensation and (ii) may be obtained from any employee in the case of materially inaccurate performance metric(s) if the revised performance metric would not support previously received incentive compensation.

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as disclosed in the proxy statement for the Company’s annual meeting of shareholders on February 21, 2013, pursuant to Item 402 of Regulation S-K (the compensation disclosure rules of the SEC), which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other related information.

The above referenced disclosures appear on pages 17 to 36 of this proxy statement.

Approval of the advisory (non-binding) resolution on the Company’s executive compensation will require that the votes cast favoring this resolution exceed the votes cast opposing it.

Because your vote on this Proposal is advisory, the results of the vote will not be binding on the Board. However, the Company’s CGN&C Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Proposals that shareholders intend to present at the 2014 Annual Meeting of Shareholders, including nominations for election to the Board of Directors, must be received by our Secretary no later than September 26, 2013 to be eligible for inclusion in the proxy material for that meeting or otherwise submitted at the meeting.

Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,
/s/ Paul L. Matecki, Secretary January 18, 2013

RAYMOND JAMES®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 21, 2013.

Vote by Internet

- Go to **www.investorvote.com/rjf**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Nominees*:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Shelley G. Broader	☐	☐	☐	02 - Francis S. Godbold	☐	☐	☐	03 - H. William Habermeyer, Jr.	☐	☐	☐
04 - Chet Helck	☐	☐	☐	05 - Thomas A. James	☐	☐	☐	06 - Gordon L. Johnson	☐	☐	☐
07 - Paul C. Reilly	☐	☐	☐	08 - Robert P. Saltzman	☐	☐	☐	09 - Hardwick Simmons	☐	☐	☐
10 - Susan N. Story	☐	☐	☐								

*TO ELECT 10 DIRECTORS: To hold office until the next annual meeting.

Proposal	For	Against	Abstain
2. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3. To approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

This Proxy is authorized to vote in accordance with his judgement upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01K8RA